                                                Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT                                 Registration No. 333-51472
(TO PROSPECTUS DATED JANUARY 9, 2001)

                      WILLIAMS COMMUNICATIONS GROUP, INC.

                           5,000,000 SHARES OF 6.75%
               REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK
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       This prospectus supplement relates to the resale by the holders of our 6.75% Redeemable Cumulative Convertible Preferred Stock and our Class A common stock issued upon conversion of the preferred stock. This prospectus supplement should be read in conjunction with the prospectus dated January 9, 2001, which is to be delivered with this prospectus supplement.

       The information appearing under the heading "Selling Stockholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

       Unless otherwise noted, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

                                                                 NUMBER OF      NUMBER OF SHARES
                                                                 SHARES OF         OF CLASS A
SELLING STOCKHOLDER                                           PREFERRED STOCK   COMMON STOCK(1)
-------------------                                           ---------------   ----------------
Morgan Grenfell & Co. Limited...............................        15,000           130,256(2)
Lehman Brothers Inc.(3).....................................        78,000           137,358
AG & J Power(2) Ltd.........................................        37,000           115,554(4)
Leonardo, L.P...............................................     1,127,500         1,985,528
AG & J Power Plus Ltd.......................................        12,000            37,531(5)
AG & J Power Fund L.P.......................................        86,000           218,916(6)
Angelo, Gordon & Co., L.P...................................         8,000            23,002(7)
Commonfund Long/Short Equity Co.(8).........................         7,000            19,761(9)
Deutsche Bank Alex Brown Inc................................       142,857           251,571
Any other holder of shares of preferred stock or shares of
  Class A common stock received upon conversion of shares of preferred stock, or future transferee, pledgee, donee or
  other successor of such holder(10)........................       522,085           919,384

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 (1) Assumes a conversion price of $28.39 per share and that, upon conversion, we will round the applicable number of shares up or down to the nearest whole number of shares in lieu of issuing fractional shares.

 (2) Includes 26,415 shares of common stock issuable upon conversion of the preferred stock.

 (3) Lehman Brothers Inc. has performed various investment banking services for us and our affiliates, including acting as underwriter for our Initial Public Offering in October 1999 and as joint lead manager in connection with our 6.75% Redeemable Cumulative Convertible Preferred Stock offering.

 (4) Includes 65,157 shares of common stock issuable upon conversion of the preferred stock.

 (5) Includes 21,132 shares of common stock issuable upon conversion of the preferred stock.

 (6) Includes 151,446 shares of common stock issuable upon conversion of the preferred stock.

 (7) Includes 14,088 shares of common stock issuable upon conversion of the preferred stock.

 (8) Formerly held by Absolute Return Fund of the Common Fund.

 (9) Includes 12,327 share of common stock issuable upon conversion of the preferred stock.

(10) Assumes that any other holder of shares of preferred stock or Class A common stock or any future transferee from any such holder does not beneficially own any Class A common stock other than Class A common stock into which the preferred stock is convertible at the conversion price of $28.39 per share.

       AN INVESTMENT IN OUR PREFERRED STOCK AND OUR CLASS A COMMON STOCK INVOLVES RISKS. PLEASE REFER TO THE SECTION "RISK FACTORS" ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF THESE RISKS.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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            The date of this prospectus supplement is May 23, 2001.